Exhibit 99.1

LiveWire Mobile, Inc.  Announces Changes to its Board of Directors

LITTLETON, Mass., March 3, 2009 — LiveWire Mobile, Inc. (NASDAQ: LVWR), a leading provider of mobile managed personalization services, today announced that Thomas Dusenberry has joined the Board of Directors.

Joel Hughes, CEO of LiveWire Mobile said, “On behalf of the Board of Directors of LiveWire Mobile, I am pleased to welcome Thomas to our Board. He has significant senior management leadership in the interactive entertainment industry, and we believe his experience will be invaluable to us as we continue executing on our strategic objectives.”

Mr. Dusenberry has over 30 years of entertainment and consumer technology experience at major consumer companies as well as at early stage companies. Thomas is the founder of Dusenberry Entertainment, an entertainment and consumer technology company dedicated to bringing quality entertainment experiences to market. Mr. Dusenberry is the former CEO of Hasbro Interactive and Games.com. He also served in a senior position at Parker Brothers/Milton Bradley. He has been most closely associated with the publishing of hits such as: MONOPOLY, SCRABBLE, FROGGER, ROLLER COASTER TYCOON, and NASCAR.  Mr. Dusenberry currently serves as a director of K-MOTION Interactive, Inc., a developer of motion-based applications including golf swing analysis and sports health measurement, and Robonica, an electronic entertainment company specializing in robotic toys and innovative robot games. He has a B.A. from Northeastern University.

Effective immediately, Mr. Dusenberry will be replacing Mr. Ofer Gneezy who has resigned from the board. Ofer Gneezy served on the Board of Directors since 2000.

Joel Hughes, CEO of LiveWire Mobile said, “We thank Ofer for his years of service on the Board and for his contributions to the Company.”

About LiveWire Mobile, Inc.

LiveWire Mobile (NASDAQ: LVWR) is a leading provider of managed personalization services for mobile operators. LiveWire Mobile’s integrated suite of music and video services includes ringback tones, ringtones and full track downloads, as well as dedicated content and service marketing. LiveWire Mobile makes mobile personalization services easier to use and helps operators drive service usage and adoption. For more information, please visit http://www.livewiremobile.com

LiveWire Mobile is a registered trademark of LiveWire Mobile, Inc. Other trademarks are properties of their respective owners.

This Press Release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements about LiveWire Mobile’s Board of Directors and strategic objectives. These statements are based on management’s expectations as of the date of this document and are subject to uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to risks and uncertainties including, but not limited to, uncertainties related to  communications spending, the implementation of the Company’s  managed services strategy  and market acceptance of its  strategy, quarterly fluctuations in financial results, the Company’s  ability to exploit fully the value of its technology and its strategic partnerships and alliances, and other risks. These and other risks are detailed from time to time in the Company’s  filings with the SEC, including its annual report on Form 10-K for the year ended December 31, 2007. In addition, while management may elect to update forward-looking statements at some point in the future, management specifically disclaims any obligation to do so, even if its estimates change. Any reference to the Company’s website in this press release is not intended to incorporate the contents thereof into this press release or any other public announcement.

SOURCE: LiveWire Mobile, Inc.

Investor Relations:
LiveWire Mobile, Inc.
Todd Donahue,CFO
978-742-3167
todd_donahue@livewiremobile.com
or
ICR, Inc.
Staci Mortenson, SVP
203-682-8273
staci.mortenson@icrinc.com